UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

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Cavco Industries, Inc.

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2021 Proxy Statement & Notice of Annual Meeting

June 23, 2021

To our Valued Shareholders:

Thank you for your continued interest and support in Cavco Industries, Inc. (“Cavco”). I am pleased to invite you to attend Cavco’s 2021 Annual Meeting of Shareholders, scheduled for August 5, 2021. It will be held at Cavco’s corporate offices located at 3636 North Central Avenue, Suite 1200, Phoenix, Arizona 85012. The meeting will begin promptly at 9:00 AM (MST).

Fiscal 2021 was a year of significant and unprecedented challenges for Cavco attributable to the global pandemic. The Board of Directors is extremely proud of Cavco’s management team as it successfully navigated the crisis and confronted all the unforeseen consequences caused by the epidemic. Deemed an essential critical infrastructure workforce, the health and safety of Cavco’s employees was at all times of paramount importance to the Company. Consequently, Cavco implemented stringent health and safety protocols in its manufacturing plants, retail locations, financial services and corporate office.

In the middle of such a difficult economic and social environment, a disciplined business strategy and strong balance sheet delivered solid returns in 2021. For an eleventh straight year the Company achieved revenue and earnings growth due to higher sales volumes and increased home sales prices. These tremendous results were due to a dedicated employee workforce that overcame numerous obstacles such as on-going labor and supply challenges.

Over the last several years, the Board and management have been completely aligned on the importance of integrity and ethics to our long-term success. To that end, we have implemented governance improvements and taken action in several important areas, including updating our Code of Conduct, refreshing our hotline process for reporting concerns, and communicating our expectations and intentions broadly throughout the Company. Additionally, the Board works closely with management on risk management and compliance efforts. More information about these efforts can be found in our upcoming Corporate Responsibility Report which will be issued this summer.

The attached Notice of Annual Meeting of Shareholders and Definitive Proxy Statement provides all the requisite information concerning all business to be conducted at the meeting. It also describes how the Board operates, gives information about the Director candidates and provides the other items of business to be conducted at the meeting.

Your vote is extremely important and Cavco encourages all Shareholders to be represented at the meeting. Please vote your shares using the Internet, telephone or enclosed proxy card. A summary of the 2021 Voting Results will be available at https://www.cavco.com after the meeting.

On behalf of the Cavco Board of Directors and all Cavco employees, thank you for being a Cavco shareholder. We are excited about the many opportunities that exist for Cavco and look forward to growing the business for the benefit of our shareholders and employees.

Sincerely,

Steven G. Bunger

Independent Chairman of the Board of Directors

Notice of Annual Meeting of Shareholders of Cavco Industries, Inc.

Date:	August 5, 2021

Time:	9:00 AM (MST)

Place:	Cavco Industries, Inc.
3636 North Central Avenue
Suite 1200
Phoenix, Arizona 85012

Items of Business:	1.	To elect two Directors to the Class III Director group to serve until the Annual Meeting of Shareholders in 2024, or until their successors have been elected and qualified;

	2.	To approve the compensation of the Company’s named executive officers on an advisory basis;

	3.	To ratify the appointment of RSM US LLP as the Company’s independent registered public accounting firm for fiscal year 2022; and

	4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Annual Report:	The Company’s Annual Report is enclosed and may also be viewed on the Company’s website at https://investor.cavco.com/annualmeeting.

Who Can Vote:	You can vote if you were a shareholder of record at the close of business on June 7, 2021.

By Order of the Board of Directors

Mickey R. Dragash
Executive Vice President, General Counsel,
Corporate Secretary & Chief Compliance Officer

To ensure representation of your shares at the annual meeting, you must vote and submit the proxy by: (1) telephone; (2) the Internet; or (3) mail in the manner described in the accompanying proxy. The deadline for voting by telephone or online is 11:59 PM (EDT) on August 4, 2021. If voting by mail, all proxies must be received before the annual meeting.

Cavco Industries, Inc.

2021 Proxy Statement

CAVCO INDUSTRIES, INC.

PROXY STATEMENT

Annual Meeting of Shareholders to be held August 5, 2021

Proxy Summary

The accompanying proxy, mailed together with this definitive proxy statement (collectively, the “proxy”), is solicited by and on behalf of the Board of Directors (the “Board”) of Cavco Industries, Inc. (“Cavco” or the “Company”), a Delaware corporation, for use at the Annual Meeting of Shareholders (the “annual meeting”) of Cavco to be held on August 5, 2021, at 9:00 AM (MST), and at any adjournment thereof. The mailing address of the Company’s corporate offices is: 3636 North Central Avenue, Suite 1200, Phoenix, Arizona 85012.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON AUGUST 5, 2021:

The notice of meeting, proxy statement, annual report and proxy card are available at www.proxyvote.com.

Purposes of the Annual Meeting

At the annual meeting, the Company will ask its shareholders to:

Proposals and Board Recommendations	BOARD RECOMMENDATION	PAGE REFERENCE

1.Elect two Class III Directors to serve until the Annual Meeting of Shareholders in 2024, or until their successors have been elected and qualified;	FOR	4

2.Approve the compensation of the Company’s named executive officers on an advisory basis; and	FOR	18

3.Ratify the appointment of RSM US LLP as the Company’s independent registered public accounting firm for fiscal year 2022.	FOR	39

Our Board does not know of any matters that may be acted upon at the annual meeting other than those matters set forth above.

This Proxy Statement will be available on the Internet, and the Notice of Internet Availability of Proxy Materials (the “Notice”) will be mailed to shareholders, beginning on or about June 23, 2021.

YOUR VOTE IS IMPORTANT! YOU ARE URGED TO VOTE YOUR PROXY PROMPTLY BY MAIL, TELEPHONE OR VIA THE INTERNET, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

1	www.cavco.com

Stock Ownership

Unless otherwise stated, the following table sets forth information with respect to the Company's Common Stock beneficially owned as of June 7, 2021 or, in respect of any 5% Holder, the date of such holder's most recent Schedule 13D or Schedule 13G filed with the Securities and Exchange Commission (“SEC”) on or before June 7, 2021, by: (a) persons that, to the Company's knowledge, were the beneficial owners of more than 5% of the Company's outstanding Common Stock ("5% Holders"), (b) each current Director and director nominee of the Company, (c) each of the executive officers named in the Summary Compensation Table in this Proxy Statement ("NEO"), and (d) all Directors and executive officers of the Company as a group. Except where specifically noted in the table, all the shares listed for a person or the group are directly held by such person or group members, with sole voting and dispositive power. The percentages of class amounts set forth in the table below are based upon 9,176,820 shares of common stock outstanding on June 7, 2021, net of treasury shares.

	Cavco Common Stock
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
5% Holders (1)
BlackRock, Inc.(2) 55 East 52nd Street New York, NY 10055	1,417,105	15.44%
T. Rowe Price Associates, Inc.(3) 100 East Pratt Street Baltimore, MD 21202	893,553	9.74%
The Vanguard Group(4) 100 Vanguard Blvd. Malvern, PA 19355	714,786	7.79%
Wellington Management Group LLP(5) 280 Congress Street Boston, MA 02210	690,831	7.53%
Joseph H. Stegmayer(6) 1501 East Victor Hugo Avenue Phoenix, AZ 85022	566,777	6.18%
Directors, Director Nominees and Named Executive Officers (7)
Paul W. Bigbee	87	*
Susan L. Blount	6,250	*
William C. Boor	41,262	*
Steven G. Bunger	16,715	*
Mickey R. Dragash	2,805	*
David A. Greenblatt	27,700	*
Richard A. Kerley	6,250	*
Steven W. Moster	800	*
Matthew A. Niño	3,264	*
Julia W. Sze	1,400	*
Daniel L. Urness	31,608	*
Lyle D. Zeller	2,700	*
All directors, director nominees and all executive officers of Cavco as a group (16 individuals)	151,055	1.63%

*	Less than 1%.

2021 Proxy Statement	2

Stock Ownership

(1)	The Company makes no representations as to the accuracy or completeness of the information in the filings reported in footnotes (2) – (6) hereunder.
(2)

Information regarding BlackRock, Inc. (“BlackRock”) is based solely upon a Schedule 13G filed with the SEC on January 25, 2021. BlackRock reported having sole voting power with respect to 1,407,867 shares and sole dispositive power with respect to 1,417,105 shares.

(3)

Information regarding T. Rowe Price Associates, Inc. (“T. Rowe”) is based solely upon a Schedule13G/A filed with the SEC on February 16, 2021. T. Rowe reported having sole voting power with respect to 257,678 shares and sole dispositive power with respect to 893,553 shares.

(4)

Information regarding The Vanguard Group (“Vanguard”) is based solely upon a Schedule 13G/A filed with the SEC on February 10, 2021. Vanguard reported that it possessed sole dispositive power with respect to 686,819 shares, shared voting power with respect to 21,131 shares and shared dispositive power with respect to 27,967 shares.

(5)

Information regarding Wellington Management Group LLP (“Wellington”) is based solely upon a Schedule 13G filed with the SEC on February 4, 2021. Wellington reported that it possessed shared voting power with respect to 616,044 shares and shared dispositive power with respect to 690,831 shares.

(6)	Information regarding Joseph H. Stegmayer is based upon his confirmation to Cavco on June 19, 2021.
(7)	The address of listed shareholders is 3636 North Central Avenue, Suite 1200, Phoenix, Arizona 85012. The amounts include the following:

(i) shares that may be acquired upon exercise of stock options within 60 days of June 7, 2021: Mr. Bigbee – 87 shares; Ms. Blount – 5,000 shares; Mr. Boor – 34,942 shares; Mr. Bunger – 12,000 shares; Mr. Dragash – 2,805 shares; Mr. Greenblatt – 14,000 shares; Mr. Kerley – 5,000 shares; Mr. Niño – 3,264 shares; Mr. Urness – 1,100 shares; Mr. Zeller – 2,700 shares; and all Directors, Director nominees and executive officers of Cavco as a group (16 individuals) – 87,848 shares;

(ii) shares that may be acquired upon vesting of restricted stock units within 60 days of June 7, 2021: Ms. Blount – 550 shares; Mr. Bunger – 800 shares; Mr. Greenblatt – 550 shares; Mr. Kerley – 550 shares; Mr. Moster – 550 shares; Ms. Sze – 550 shares; and all Directors, Director nominees and executive officers of Cavco as a group (16 individuals) – 3,885 shares; and

(iii) shares to be acquired upon retirement from the Board under a restricted stock unit deferral election: Mr. Greenblatt – 700 shares.

3	www.cavco.com

PROPOSAL NO. 1: Election of Directors

The Company’s Restated Certificate of Incorporation and Third Amended and Restated Bylaws (the “Bylaws”) provide for the division of the Board into three classes, with the Directors in each class holding office for staggered terms of three years each. Each class of Directors is to consist, as nearly as possible, of one-third of the total number of Directors constituting the entire Board. There are presently two Directors in Class III whose terms expire at the 2021 annual meeting. Each Director holds office until his or her successor has been elected and qualified or until the Director’s resignation or removal.

Mr. Bunger and Mr. Moster, members of the Board whose terms expire at the Annual Meeting, will stand for re-election. Mr. Bunger and Mr. Moster have been nominated for service as Directors by our Corporate Governance and Nominating Committee, and the full Board pursuant to the procedures described under “Director Compensation—Director Nominating Process” below. Mr. Moster was initially recommended by a non-management director in 2020 to fill a vacancy on the Board due to the resignation of an independent Director. Unless contrary instructions are indicated in the proxy, it is intended that the shares represented by the accompanying proxy will be voted for the election of these nominees or, if a nominee becomes unavailable (which the Company does not anticipate), for such substitute nominee as the Board shall designate.

In order to be elected as a Director, a nominee must receive an affirmative vote of the majority of votes cast with respect to that Director nominee’s election, which means the number of votes cast “FOR” a Director nominee’s election must exceed the number of votes cast “AGAINST” that Director nominee’s election.

Recommendation of the Board

The Board recommends that the shareholders vote “FOR” the election of Mr. Bunger and Mr. Moster to serve as Class III Directors until the 2024 Annual Meeting.

2021 Proxy Statement	4

PROPOSAL NO. 1: Election of Directors

Nominees for Director Standing for Election in Class III

Age 60 Chairman of the Board since April 2019; Director since April 2004 Committees: None

Steven G. Bunger

Mr. Bunger is our Non-Executive Chairman of the Board. Since 2014, Mr. Bunger has served as President and Chief Executive Officer (“CEO”) of Pro Box Portable Storage, Inc., a provider of portable storage solutions in Arizona, Oklahoma and Colorado. From 2001 to 2012, he served as Chairman of the Board of Mobile Mini, Inc., one of the nation’s largest providers of portable storage containers and mobile offices in the U.S., Canada and the U.K. Mr. Bunger joined Mobile Mini in 1983 and served as the President and CEO from 1997 to 2012. He also held numerous executive roles with the company including Vice-President of Operations and Marketing and Executive Vice President and Chief Operating Officer.

Qualifications: Mr. Bunger brings to the Company’s Board a breadth of operational, managerial and marketing experience from running the world’s leading provider of portable storage solutions. Additionally, Mr. Bunger has extensive acquisition experience which he uses to guide the Company’s management and Board in evaluating growth opportunities.

Age 51 Director since January 2020 Committees: Compensation (Chair)

Steven W. Moster

Mr. Moster is Chairman of our Compensation Committee. Since 2014, Mr. Moster has served as the CEO and Executive Director of Viad Corp (NYSE: VVI). He has served in various executive management roles within Global Experience Specialists (GES) (a division of Viad) including Executive Vice President–Chief Sales & Marketing Officer from 2008 to February 2010, Executive Vice President–Products and Services from 2006 to 2008 and Vice President–Products & Services Business from 2005 to 2006. Prior to his work at Viad, Mr. Moster was an Engagement Manager for McKinsey & Co., a top-tier management consulting firm, in Atlanta, and a Research Scientist with Kimberley Clark Corporation, a Fortune 500 company, also in Atlanta.

Qualifications: Mr. Moster brings to our Board successful experience leading a well-established public company, executing growth strategies and improving operating efficiencies.

5	www.cavco.com

PROPOSAL NO. 1: Election of Directors

Continuing Directors

Class II Directors

Terms Expiring in 2023

Age 63 Director since January 2019 Committees: Compensation, Corporate Governance and Nominating, Legal and Compliance Oversight (Chair)

Susan L. Blount

Ms. Blount is the Chair of our Legal and Compliance Oversight Committee and a member of the Compensation Committee and the Corporate Governance and Nominating Committee. From 2005 to 2015, Ms. Blount served as Senior and then Executive Vice President and General Counsel for Prudential Financial, Inc. (NYSE: PRU), a leading provider of insurance, retirement and asset management products and services. In that role, Ms. Blount led the company’s global law, compliance, business ethics and external affairs functions. Since 2016, she has served as adjunct professor at the University of Texas School of Law (“Texas Law.”) She is a founding member of Texas Law’s Center for Women in Law where she served as Interim Executive Director from March 2019 to January 2020. Since April 2021, Ms. Blount has served as a Director of CS Disco, a legal technology company that applies artificial intelligence and cloud computing to help lawyers and legal teams.

Qualifications: Ms. Blount brings to our Board significant experience in corporate governance, risk management, executive compensation, legal, compliance, strategy, insurance and financial services.

Age 55 Director since July 2008 Committees: None

William C. Boor

Mr. Boor is the President and CEO of Cavco, commencing on April 15, 2019 and has been a member of Cavco’s Board since July 2008. Mr. Boor was previously CEO of Great Lakes Brewing Company, a large craft brewery in Cleveland, Ohio, a position he had held since September 2015. From December 2014 to September 2015, Mr. Boor was principal of MIB Holding Co LLC, a mining development company. From 2007 to 2014, Mr. Boor served in various executive positions with Cliffs Natural Resources, Inc. (“Cliffs”), including Executive Vice President for Corporate Development, Chief Strategy & Risk Officer and President of Ferroalloys. Prior to his employment with Cliffs, Mr. Boor held key leadership roles at American Gypsum, Centex Corporation (“Centex”), Weyerhaeuser Co. (NYSE: WY) and Procter & Gamble Co. (NYSE: PG).

Qualifications: Mr. Boor brings to our Board diverse experience in financial management, investor relations, management, manufacturing, marketing, and process engineering.

2021 Proxy Statement	6

PROPOSAL NO. 1: Election of Directors

Class I Directors

Terms Expiring in 2022

Age 59 Director since October 2008 Committees: Audit, Corporate Governance and Nominating (Chair), Legal and Compliance Oversight

David A. Greenblatt

Mr. Greenblatt is Chairman of our Corporate Governance and Nominating Committee and a member of the Audit Committee and the Legal & Compliance Oversight Committee. Mr. Greenblatt is the retired Senior Vice President and Deputy General Counsel for Eagle Materials, Inc. (NYSE: EXP), a company specializing in construction products and building materials headquartered in Dallas, Texas, where he worked from 2005 to 2012. He currently is a licensed practicing attorney in Texas and is the President of White Sand Investments, LLC, a privately-held real estate investment and management company. From 2000 to 2002, he was Senior Vice President – Mergers & Acquisitions for Eagle Materials. Mr. Greenblatt also held various roles with Centex, a Dallas-based homebuilder (now a part of PulteGroup, Inc.) (NYSE: PHM), including Vice President and General Counsel of its Investment Real Estate Group, Vice President and Assistant General Counsel of Centex and General Counsel of Cavco. Prior to joining Centex, Mr. Greenblatt was an associate in the corporate and securities group at the law firm of Hughes & Luce, LLP (now K&L Gates, LLP) in Dallas.

Qualifications: In addition to his executive management and legal experience, Mr. Greenblatt brings to the Company’s Board his knowledge of the Company and industry by having served as the Company’s General Counsel while he was employed by Centex.

Age 71 Director since February 2019 Committees: Audit (Chair), Corporate Governance and Nominating, Legal and Compliance Oversight

Richard A. Kerley

Mr. Kerley is Chairman of our Audit Committee, a member of our Corporate Governance and Nominating Committee and a member of our Legal and Compliance Oversight Committee. Since 2010, Mr. Kerley has been a Director with The Providence Service Corporation (Nasdaq: PRSC), now known as ModivCare, Inc. (Nasdaq: MODV), which owns subsidiaries and investments primarily engaged in the provision of healthcare services in the United States, where he serves as Audit Committee Chairman and Compensation Committee Chairman. From 2014 until May 31, 2019, Mr. Kerley was a Director of The Joint Corp. (Nasdaq: JYNT), a rapidly growing franchisor and operator of chiropractic clinics, where he served as Compensation Committee Chairman and a member of the Audit Committee. From 2008 to 2014, he was Chief Financial Officer and a Director of Peter Piper, Inc., a privately held pizza and entertainment restaurant chain until it was acquired by CEC Entertainment in 2014. From 2005 to 2008, Mr. Kerley was Chief Financial Officer of Fender Musical Instruments Corporation, a privately held manufacturer and wholesaler of musical instruments and equipment. Mr. Kerley spent over 30 years at Deloitte & Touche LLP, a multinational accounting and professional services firm, where he served as an audit partner from 1981 to 2005.

Qualifications: Mr. Kerley brings to our Board valuable insight with his extensive audit, financial and operational expertise.

Age 54 Director since May 2019 Committees: Audit and Compensation

Julia W. Sze

Ms. Sze is a member of our Audit Committee and a member of our Compensation Committee. Ms. Sze is a Chartered Financial Analyst with over 25 years of experience in the investment management field. She has been an Impact Investment Strategy Advisor with Julia W. Sze Consulting, since 2017. From 2004 until 2011, Ms. Sze served as Chief Investment Officer for families and foundations at two major U.S. banks. Since 2018, Ms. Sze has been a lecturer at UC Berkeley’s Haas School of Business, teaching entrepreneurship and investment management. Mr. Sze serves as a director of Tern Bicycles, a privately-held, Taiwan-based urban transport business with sales across the globe. Ms. Sze previously served as a member of the Board of Directors and Chair of the Assets and Liabilities Committee of New Resource Bank from 2016 until it merged with Amalgamated Bank in 2017. She now serves as Chair of the Strategic Advisory Board of Amalgamated Financial Corp. (Nasdaq: AMAL). From 2006 to 2017, Ms. Sze served on the Investment Committee and Board of Trustees of the Marin Community Foundation that managed over $5 billion in philanthropic capital on behalf of donors. Since December 2020, Ms. Sze has served as a Director and member of the Audit Committee of Thornburg Investment Management, a global investment firm that oversees $46 billion in assets.

Qualifications: Ms. Sze brings to our Board significant experience in strategic planning, financial oversight and business development as well as best practices in sustainability and corporate governance.

7	www.cavco.com

Director Compensation

Directors who are also officers or employees of the Company do not receive any special or additional remuneration for service on the Board. In fiscal year 2021, we compensated our Directors as follows:

•	All non-employee Directors receive an annual cash retainer of $65,000 except for the Chairman of the Board who receives $90,000.
•	Committee fees are paid quarterly in cash. Retainers are differentiated by role and committee:
-	Audit Committee: Chair $20,000 and Member $10,000
-	Compensation, Corporate Governance and Nominating and Legal and Compliance Oversight committees: Chair $15,000 and Member $7,500
•

Non-employee Directors are granted $100,000 in value of restricted stock units (“RSUs”) that vest 100% upon the anniversary of the grant date (or next shareholder meeting if earlier) except for the Chairman who receives an annual equity award of $140,000 in RSUs. The number of shares to be granted are calculated using the closing price of the Company’s stock on the date of grant and rounded up to the nearest 50 shares.

•

Cash retainers are prorated if a Director serves less than a full year. New non-employee Directors receive a pro-rated amount of RSUs to reflect the period from appointment to the next annual meeting of shareholders.

•	All Board members are reimbursed for reasonable travel expenses to attend Board and Committee meetings.

The following table provides information regarding compensation paid to each non-employee Director during the fiscal year ended April 3, 2021:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Susan L. Blount	95,000	101,107	196,107
Steven G. Bunger	90,000	147,064	237,064
David A. Greenblatt	97,500	101,107	198,607
Richard A. Kerley	100,000	101,107	201,107
Steven W. Moster	80,000	101,107	181,107
Julia W. Sze	82,500	101,107	183,607
(1)

Amounts in this column represent the fair value of the restricted stock units (“RSUs”) granted based on the closing price of the Company’s stock on the grant date. We describe the assumptions made in this valuation in Note 17 to the Consolidated Financial Statements in the 2021 Form 10-K.

The aggregate number of unvested RSUs held by the directors as of April 3, 2021 were as follows: Ms. Blount – 550 RSUs; Mr. Bunger – 800 RSUs; Mr. Greenblatt – 550 RSUs; Mr. Kerley – 550 RSUs; Mr. Moster – 550 RSUs; and Ms. Sze – 550 RSUs.

The aggregate number of unexercised options held by the directors as of April 3, 2021 were as follows: Ms. Blount – options to purchase 10,000 shares Mr. Bunger – options to purchase 12,000 shares; Mr. Greenblatt – options to purchase 16,000 shares; and Mr. Kerley – options to purchase 10,000 shares.

2021 Proxy Statement	8

Director Compensation

Board and Committee Meetings

Meeting Participation

The Board held nine meetings during fiscal year 2021. Each Director attended at least 75% of the combined total of (i) all Board meetings and (ii) all meetings of Board committees of which the Director was a member (during the periods for which he or she served on the Board and such committees). The non-employee Directors met regularly in executive sessions during fiscal year 2021.

Committee Composition

The Board has the following four standing committees: (1) Audit; (2) Compensation; (3) Corporate Governance and Nominating; and (4) Legal & Compliance Oversight. Each committee operates under a written charter adopted by the Board and reviewed by the Board at least annually. Each committee charter is posted on our website at https://investor.cavco.com/general-documents. Messrs. Boor and Bunger are not members of any of Cavco’s committees. Additional information regarding each of the current committees and their composition as of the mailing date of this Proxy Statement appear in the table below:

DIRECTOR NAME	AUDIT COMMITTEE	COMPENSATION COMMITTEE	CORPORATE GOVERNANCE AND NOMINATING COMMITTEE	LEGAL AND COMPLIANCE OVERSIGHT COMMITTEE
Susan L. Blount				CHAIR
David A. Greenblatt			CHAIR
Richard A. Kerley*	CHAIR
Steven W. Moster		CHAIR
Julia W. Sze

* Audit Committee Financial Expert

9	www.cavco.com

Director Compensation

Audit Committee

MEMBERS		KEY RESPONSIBILITIES

Richard A. Kerley*, Chair David A. Greenblatt Julia W. Sze *Audit Committee Financial Expert	•	The integrity of the Company’s financial statements;
	•	Approves all fees related to audit and non-audit related services provided by the independent accounting firm;
	•	Has the sole authority to appoint, retain, terminate and determine the compensation of the Company’s independent registered public accounting firm;
	•	Oversees the systems of internal accounting and financial controls;
•

Meets with the Company’s independent registered public accounting firm outside the presence of management to discuss financial reporting, including internal accounting controls and policies and procedures;

THE COMMITTEE HELD FIVE MEETINGS DURING FISCAL YEAR 2021.	•	Reviews annual internal audit plan, including the fraud risk assessment;
	•	Reviews certain financial disclosures;
	•	Reviews and implements the Code of Conduct;
	•	Oversees the Company’s “whistle blower” procedures;
	•	Reviews and approves all related-party transactions; and
•

Focuses on qualitative aspects of financial reporting to the shareholders of the Company as well as the Company’s processes to manage business, financial and compliance risks with significant applicable legal, ethical and regulatory requirements.

Mr. Kerley, the Chair of the Audit Committee, has been determined to be an audit committee financial expert under SEC rules and has the accounting or related financial-management expertise required under the Nasdaq rules. The attributes of Mr. Kerley that qualify him as an audit committee financial expert are set forth in his biography and qualifications under the heading “Proposal No. 1: Election of Directors — Continuing Directors — Class I Directors.” In addition, each member of the Audit Committee is “independent” under the additional independence requirements of Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Nasdaq rules applicable to audit committees. No Audit Committee member serves on the audit committee of more than two other public companies.

Prior to each quarterly earnings release, the Audit Committee met with management and the Company’s internal auditors to review the financial results.

Compensation Committee

MEMBERS		KEY RESPONSIBILITIES

Steven W. Moster, Chair Susan L. Blount Julia W. Sze	•	Oversight of the Company's overall compensation structure, policies and programs;
	•	Reviews and approves individual and overall company goals and objectives related to executive compensation as well as evaluates executive performance in light of those goals;
	•	Administers the company’s equity incentive plan, approving any proposed amendments or modifications;
THE COMMITTEE HELD FIVE MEETINGS DURING FISCAL YEAR 2021.	•	Reviews and approves compensation arrangements with executive officers of the Company;
	•	Oversees the Company’s stock ownership guidelines;
	•	Reviews Compensation Committee reports for inclusion in appropriate regulatory filings; and
	•	May engage a compensation consultant of its choice and terminate the engagement at any time while determining the breadth and scope of the external compensation consultant’s services.

2021 Proxy Statement	10

Director Compensation

Each member of the Compensation Committee is “independent” under the additional independence requirements of Exchange Act Rule 10C-1 and the Nasdaq rules applicable to compensation committees. Additionally, each member meets the non-employee director requirements of Rule 16b-3 under the Exchange Act.

Corporate Governance and Nominating Committee

MEMBERS		KEY RESPONSIBILITIES

David A. Greenblatt, Chair Susan L. Blount Richard A. Kerley	•	Identifies:
(1) Director candidates for its recommendation to the Company’s Board for election as a Director nominee for the next annual meeting or to fill vacancies; and
(2) Candidates that it recommends to the Board for appointment as the Chairman of the Board.
	•	Develops and recommends the Company’s Corporate Governance Guidelines
	•	Reviews and provides oversight of the effectiveness of the Company’s governance practices;
	•	Responds to shareholder requests and inquiries;
THE COMMITTEE HELD THREE MEETINGS DURING FISCAL YEAR 2021.	•	Reviews and recommends Director training initiatives and reviews Director onboarding process;
	•	Oversees the annual evaluation of the Board and its committees;
	•	Makes recommendations to the Board related to the compensation of non-employee directors and monitors the talent management and succession planning program for executive management; and

	•	Considers nominations for the Board from shareholders that are entitled to vote for the election of directors, as described under “Director Nominating Process.”

Each member of the Corporate Governance and Nominating Committee is “independent” under the independence requirements of the Nasdaq rules applicable to nominating committees.

Legal and Compliance Oversight Committee

MEMBERS		KEY RESPONSIBILITIES

Susan L. Blount, Chair David A. Greenblatt Richard A. Kerley	•	Assists the Board with the oversight of:
(1) regulatory, compliance, policy and legal matters as well as related risks, both current and emerging, at the local, state and federal levels that might impact the Company’s business; and
(2)

ensuring that the Company identifies, prioritizes and effectively mitigates key risks including, but not limited to, legal and regulatory requirements related to corporate governance, data security, labor and employment and operational effectiveness; and

THE COMMITTEE HELD FOUR MEETINGS DURING FISCAL YEAR 2021.
	•	Directs the Company’s implementation of legal and compliance related policies and procedures.

The Legal and Compliance Oversight Committee is comprised entirely of non-management Directors.

Annual Meeting Attendance

All Board members are expected to attend the Company’s annual meeting, unless an emergency or unavoidable conflict prevents them from doing so. All Directors then serving attended the Company’s 2020 annual meeting held on July 28, 2020, except for Ms. Blount.

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Director Compensation

Environmental, Social and Corporate Governance

Cavco understands that the way it conducts business is an integral component of the continued success of the Company. Cavco’s commitment to integrating sustainable values into its business will be demonstrated in its inaugural Corporate Responsibility Report (“CRR”), which is anticipated to be published in July 2021.

2021 Proxy Statement	12

Director Compensation

Director Nominating Process

Director Nominating Process
Selection of Independent Directors

The Corporate Governance and Nominating Committee of the Board is responsible for overseeing the process of nominating individuals to stand for election as Directors.

At this year’s annual meeting, Steven G. Bunger and Steven W. Moster are standing for election. Mr. Bunger has been a member of the Board since 2004. Mr. Moster was appointed to the Board In January 2020.

Director Qualifications

In evaluating the suitability of individual nominees, nominees for Director are selected on the basis of their integrity, experience, achievements, judgment, intelligence, personal character, ability to make independent analytical inquiries, willingness to devote adequate time to Board duties and likelihood that he/she will be able to serve on the Board for a sustained period.

Diversity

The Company does not have a formal policy regarding the consideration of diversity in identifying Director nominees. In connection with the selection of nominees for Director, the Corporate Governance and Nominating Committee will give due consideration to diversity in perspectives, backgrounds, business experiences and professional expertise among the Board members and Director nominees.

Proposals by Shareholders

The Company’s Bylaws specify the manner shareholders may make nominations for the election of Directors. Under the Bylaws, in order to bring a proposal before a meeting of shareholders, including the nomination of Directors, a shareholder must deliver timely notice of a proposal pertaining to a proper subject for presentation.

To be timely for an annual meeting, a shareholder must deliver notice no later than the close of business on the ninetieth (90th) day, nor earlier than the close of business on the one hundred and twentieth (120th) day, prior to the first anniversary of the preceding year's annual meeting (provided, however, that in the event that the date of such annual meeting is more than thirty (30) days before or more than seventy (70) days after such anniversary date, notice by the shareholder must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Company).

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Director Compensation

The following charts provide information on the expected composition of our Board if the current nominees are elected at the 2021 Annual Meeting. Ethnic diversity refers to an underrepresented minority which the Company defines as an individual who self-identifies in one or more of the following groups: Black or African American, Hispanic or Latinx, Asian, Native American or Alaska Native, Native Hawaiian or Pacific Islander or two or more races or ethnicities. One member of Cavco’s Board identifies as ethnically diverse.

Other Board Matters

Director Independence

The Board has determined that all the members of the Board, other than William C. Boor who is an executive officer of Cavco, are “independent” in accordance with: (1) the applicable requirements of the Exchange Act, and the rules adopted by the SEC; and (2) the applicable Nasdaq rules.

Board Leadership Structure

The Board has adopted a policy separating the position of the Chairman of the Board from the position of President and Chief Executive Officer in order to align the Chairman’s role with the Company’s independent Directors and enhance the independence of the Board from management.

2021 Proxy Statement	14

Director Compensation

The Board’s Role in Risk Oversight

The Board has overall responsibility for assessing major risks directly associated with the Company’s business plan and growth strategies and oversees the mitigation of identified risks. Management is responsible for the assessment and management of the Company’s day-to-day operational risks which include the creation of appropriate risk management policies and procedures. Further, management is responsible for informing the Board of the Company’s most significant risks and the proposed strategies for managing those risks.

The Board regularly reviews the Company’s strategic business plans with management. In doing so, the Board analyzes the human resource, technological, economic and competitive risks within the manufactured housing industry.  The Board also provides oversight of risk through its standing committees:

•

The Audit Committee reports to the Board regarding the adequacy of the Company’s risk management processes related to financial exposures and the steps management has taken to monitor and control such financial risks. To assist the Audit Committee in overseeing risk management, the Company’s Director of Internal Audit is directly accessible by the Audit Committee and meets with it in executive session on a quarterly basis. The Company’s Internal Audit team provides the Audit Committee with an assessment of the Company’s financial risks, internal controls and a summary of all completed internal audits.

•

The Legal and Compliance Oversight Committee (“LCO”) reports to the Board regarding the development and implementation of legal and compliance related programs. The General Counsel and Chief Compliance Officer directly interacts with the Legal and Compliance Oversight Committee and updates it quarterly about any legal and regulatory matters impacting the Company.

•

The Compensation Committee oversees risks associated with the compensation and incentives provided to our executive officers. The Compensation Committee negotiates and approves employment agreements, severance agreements, and compensation arrangements of our executive officers. The Compensation Committee approves all grants of equity awards to employees. The Compensation Committee may, in its sole discretion, retain or obtain the advice of compensation consultants, outside legal counsel and other advisers and is directly responsible for overseeing the work of any such advisers.

•

The Corporate Governance and Nominating Committee advises the Board and management regarding, and oversees, the Company’s governance, including the Board’s selection of directors; develops and recommends to the Board corporate governance guidelines for the Company; and oversees the evaluation of the Board.

The Board encourages management to promote a corporate culture that incorporates risk management into the Company’s corporate strategy and day-to-day business operations. With the input of the Company’s executive officers, the Board regularly assesses and analyzes the most likely areas of future risk to the Company.

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Director Compensation

Stock Ownership and Retention

To further align the interests of Cavco’s leadership with those of the shareholders as well as promote the Company’s commitment to sound corporate governance, the Company has adopted ownership guidelines for all non-employee Directors and key executives.

Director Stock Ownership Guidelines:

On or before the fifth full fiscal year after the year of appointment or election, Directors should own and retain the Company’s common stock equal to at least five times (5x) the annual cash retainer.

Executive Officer Stock Ownership Guidelines:

On or before the fifth full fiscal year after the year of appointment or designation, Executive Officers should own and retain the Company’s common stock as follows:

Executive Level	Multiplier
President & CEO	5x annual base salary
Executive Vice President	3x annual base salary

Compensation Committee Interlocks and Insider Participation

Mr. Moster and Mses. Blount and Sze served as members of the Compensation Committee in fiscal year 2021. None of these individuals has ever been an employee of the Company. During fiscal 2021, none of our executive officers served on the board of directors or compensation committee of any other entity for which a member of our Board or Compensation Committee served as an executive officer.

Anti-Hedging, Anti-Pledging, No Short-Selling and No Buying or Selling of Derivatives

The Board has approved a Securities Trading Policy (“STP”) that prohibits hedging, pledging, short selling and buying or selling derivatives related to the Company’s securities. The STP does not have a hardship exemption for Directors or executive officers as it pertains to these prohibitions.

2021 Proxy Statement	16

Director Compensation

Majority Voting Policy

The Board has adopted a policy which provides that, if a Director up for election does not receive a majority of the votes cast, such Director shall submit an irrevocable resignation to the Corporate Governance and Nominating Committee or such other committee designated by the Board. Such committee will make a recommendation to the Board as to whether to accept or reject the resignation of such incumbent Director, or whether other action should be taken. The Board will act on the resignation, taking into account the committee’s recommendation, and publicly disclose it by filing the appropriate disclosure with the SEC detailing the resignation and, if such resignation is rejected, the rationale behind the decision, within 90 days following certification of the election results. The Corporate Governance and Nominating Committee in making its recommendation and the Board in making its decision each may consider any factors and other information that they consider appropriate and relevant. If the Board accepts a Director's resignation, or if a Director nominee is not elected and the nominee is not an incumbent Director, then the Board may fill the resulting vacancy pursuant to the Restated Certificate of Incorporation and the Bylaws. This policy applies only to uncontested elections of Directors.

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PROPOSAL 2: Advisory Vote on the Compensation of the Named Executive Officers

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) enables the Company’s shareholders to vote on an advisory (non-binding) basis regarding the compensation of the Company’s NEOs (commonly referred to as “Say on Pay”). Consistent with the mandate of the Dodd-Frank Act, we are seeking shareholder approval, on an advisory basis, of the compensation of our NEOs as disclosed pursuant to the SEC’s compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis (“CD&A”) and the related compensation tables in this Proxy Statement). For a comprehensive description of our executive compensation program and philosophy, please refer to the narrative disclosures in the CD&A section of this proxy. Although the advisory vote is non-binding, the Compensation Committee and the Board will review the results of the vote and consider the outcome when making future decisions concerning Cavco’s executive compensation program.

In deciding how to vote on this proposal the Board points out the following factors, many of which are more fully discussed in the CD&A:

•	Our executive compensation programs are designed to depend significantly on the achievement of performance goals that the Compensation Committee believes drive long-term shareholder value;
•	Our pay practices are designed not to encourage management to take unacceptable risks;
•

Our Compensation Committee reviews peer group compensation to confirm that our programs are not outside the norm among peer group companies (see the CD&A subsection “Executive Compensation—Benchmarking Methodology”); and

•	We believe the Company’s executive compensation programs are well suited to promote the Company’s objectives in both the short and long-term.

Recommendation of the Board

The Board recommends a vote “FOR” the following advisory resolution:

RESOLVED, that the shareholders of the Company approve, on an advisory basis, the compensation paid to the Company’s NEOs, as disclosed pursuant to Item 402 of Regulation S-K, including the CD&A, Summary Compensation Table, related compensation tables, notes and narrative in this proxy.

2021 Proxy Statement	18

Management

EXECUTIVE OFFICERS

Our executive officers serve at the Board’s pleasure and are subject to annual appointment by the Board. Our current executive officers are as follows:

Age 55 President and Chief Executive Officer

William C. Boor

Mr. Boor is the President and Chief Executive Officer (“CEO”) of Cavco, commencing on April 15, 2019 and has been a member of Cavco’s Board since July 2008. Mr. Boor was previously CEO of Great Lakes Brewing Company, a large craft brewery in Cleveland, Ohio, a position he had held since September 2015. From December 2014 to September 2015, Mr. Boor was principal of MIB Holding Co LLC, a mining development company. From 2007 to 2014, Mr. Boor served in various executive positions with Cliffs Natural Resources, Inc. (“Cliffs”), including Executive Vice President for Corporate Development, Chief Strategy & Risk Officer and President of Ferroalloys. Prior to his employment with Cliffs, Mr. Boor held key leadership roles at American Gypsum Company, Centex, Weyerhaeuser Co. (NYSE: WY) and Procter & Gamble Co. (NYSE: PG).

Age 53 Chief Accounting Officer

Paul W. Bigbee

Mr. Bigbee has served as Cavco’s Chief Accounting Officer since June 2020. Prior to joining the Company, he was Vice President, Financial Audit, for Caesars Entertainment, Las Vegas, Nevada, from 2018 to 2019. From 2006 to 2018, he held various positions of increasing responsibility at Starwood Hotels & Resorts, Scottsdale, Arizona, including Controller. Global Sales & Marketing, from 2017 to 2018; Global Internal Audit Leader and Corporate Audit/Timeshare, from 2014 to 2017; and Senior Director, Financial Reporting and Development Support, from 2006 to 2014.

Age 51 Executive Vice President, General Counsel, Corporate Secretary & Chief Compliance Officer

Mickey R. Dragash

Mr. Dragash has served as our Executive Vice President, General Counsel, Corporate Secretary & Chief Compliance Officer since February 2019. Prior to joining the Company he was Executive Vice-President, General Counsel and Corporate Secretary of Swift Transportation Company, (n/k/a Knight-Swift Transportation Holdings Inc.(NYSE: KNX)) from June 2015 to September 2017; Executive Vice-President, General Counsel and Chief Compliance Officer for Gordon Trucking, Inc. (n/k/a Heartland Express, Inc. NASDAQ: HTLD)) from 2013 to 2015; Associate General Counsel for DHL Supply Chain Solutions (n/k/a Deutsche Post AG (OTCMKTS: DPSGY)) from 2010 to 2013; and Assistant General Counsel at Walmart Stores, Inc. (NYSE: WMT) from 2004 to 2010. From 2000 to 2004, Mr. Dragash also worked in private legal practice as an Associate for the Ohio-based, full-service law firm Roetzel & Andress, LPA.

2021 Proxy Statement	19

Management

Age 64 Senior Vice President

Steven K. Like

Mr. Like has served as Senior Vice President since April 2015 and as Vice President from February 2009 to April 2015; he is a Director of Standard Casualty Company and affiliated agencies and an Officer of certain of Cavco's subsidiaries. Prior to joining the Company he was Executive Vice President and General Counsel at Patriot Homes from 1995 to February 2009. Mr. Like also worked in private legal practice as a Partner at Warrick & Boyn, LLP from 1981 to 1995.

Age 53 Senior Vice President and Chief Human Resources Officer

Simone L. Reynolds

Ms. Reynolds has served as Senior Vice President and Chief Human Resources Officer since 2019. Prior to joining the Company she was Chief People Officer and Managing Director, Human Capital Practice – October Hill International from January 2016 to October 2019; Chief Administrative Officer – Network Systems Corp. from June 2009 to December 2015; and Executive Vice President and Chief Human Resources Officer at Avanade Inc., founded as a joint venture between Microsoft Corporation and Accenture plc, from 2007 to 2009.

Age 73 President, Fleetwood Homes, Inc.

Charles E. Lott

Mr. Lott has served as President of Fleetwood Homes, Inc., since August 2009 and is scheduled to retire in July 2021. Previously he was President and Vice President - Housing Group of Fleetwood Enterprises, Inc. from April 2005 to August 2009. Mr. Lott has worked for Fleetwood Enterprises and subsequently Fleetwood Homes for all but six years of his nearly 50-year career in the manufactured housing industry.

2021 Proxy Statement	20

Management

Age 53 President, Retail

Matthew A. Niño

Mr. Niño has served as President, Retail since March 29, 2020. He served as Executive Vice President of Palm Harbor Villages, Inc. (“PHV”), the Company’s main retail division, from 2010 to March 2020, and in a similar role with Palm Harbor Homes, Inc. ("PHH"), from January 2003 until joining PHV at the time the Company acquired the assets of PHH. Mr. Niño joined PHH in 1997 as a Retail Sales Consultant and held various positions of increasing responsibility throughout his tenure with PHH. Prior to joining PHH, Mr. Niño spent seven years with the Pacesetter Corp. as a Sales Manager. Mr. Niño has over thirty years of retail experience.

Age 61 President, Standard Casualty Company

Gavin M. Ryan

Mr. Ryan has served as President of Standard Casualty Company since 2013, and Chairman of its Board of Directors from 1996 to 2013. He served as Executive Vice President of PHH, from 1996 until the Company purchased PHH’s assets in April 2011. He served as President of CountryPlace Mortgage from 1996 to 2002 and as a Director of Modern USA Insurance Company, a privately held Florida-based property-casualty insurance company, from 2007 until its merger with American Traditions Insurance Company ("ATI") in 2018, at which time he became a director of ATI.

Age 65 President, CountryPlace Acceptance, Corp.

Lyle D. Zeller

Mr. Zeller has served as President of CountryPlace Acceptance Corp., Cavco’s finance subsidiary, since 2011 and Executive Vice President from 2002 to 2011. He was Principal of University Financial Associates from 1999 to 2001; Senior Vice President of Green Tree Financial Corp. (“Green Tree”) from 1993 to 1998, and Vice President of Green Tree from 1992 to 1993. Mr. Zeller also held the positions of Senior Manager and Manager with KPMG from 1983 to 1992.

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Management

Compensation Discussion and Analysis

Introduction

The purpose of this CD&A is to summarize the Company’s philosophy and objectives regarding the compensation of our Named Executive Officers (“NEOs”), including each material element that the Company pays or awards to, or that is earned by, our NEOs. Cavco encourages you to read this CD&A in conjunction with the compensation tables. The following individuals were deemed NEOs for fiscal year 2021. As previously disclosed on Form 8-K, Mr. Urness separated from the Company on February 19, 2021 and Mr. Lott is scheduled to retire on July 9, 2021.

William C. Boor

President and CEO

Daniel L. Urness

Former Executive Vice President, CFO

& Treasurer

Matthew A. Niño

President of Retail

Lyle D. Zeller

President, CountryPlace Acceptance Corp.

Mickey R. Dragash

Executive Vice President, General Counsel, Corporate Secretary & Chief Compliance Officer

Paul W. Bigbee

Chief Accounting Officer

2021 Proxy Statement	22

Compensation Discussion and Analysis

Executive Compensation

This CD&A addresses and explains the numerical and related information contained in the summary compensation tables and includes actions regarding executive compensation that occurred during fiscal year 2021, including the award of incentive compensation related to fiscal year 2021 performance.

Overview of the Company’s Compensation Program

The Company’s fiscal year 2021 compensation programs consisted of cash compensation comprised of base salary and either a cash bonus and/or cash incentive compensation. In addition, it included awards of options to purchase shares of the Company’s common stock and performance-based restricted stock units (“PRSUs”) pursuant to the Company’s 2005 Stock Incentive Plan.

Compensation Component	Description
Base Salaries	-Utilized an independent compensation consultant to benchmark salaries
Short-Term Annual Cash Bonus Compensation	-A target-based short term incentive (“STIP”) program -For several positions, a portion of the STIP potential is assigned to individual performance targets -Bonus payouts capped at 200%
Long-Term Equity Compensation

-Issued time-based options, time-based RSUs and PRSUs

-Target equity grants defined as a percent of base salary or a targeted dollar amount

-PRSUs to be earned based upon achievement of a 3-year target; settlements will be capped at 200% of target award

Overview and Philosophy of Compensation Committee

The Compensation Committee reviews and approves, or recommends to the Board for approval, all salary and other remuneration for our executive officers as well as overseeing matters relating to our employee compensation and benefit programs. The Compensation Committee operates pursuant to a written charter that sets forth its functions and responsibilities. The Compensation Committee Charter is posted on our website at https://investor.cavco.com/general-documents.

Clawback Policy

The Board has adopted a policy providing for the recoupment from certain executives of incentive compensation in the event of an accounting restatement or the occurrence of other clawback events described in the policy. The policy is designed to deter and prevent detrimental conduct and to protect our investors from financial misconduct. The Clawback Policy is posted on our website at https://investor.cavco.com/general-documents.

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Compensation Discussion and Analysis

Shareholder Approval of our Compensation Decisions

At the 2020 Annual Meeting of Shareholders, the Company’s shareholders approved the advisory (non-binding) vote on executive compensation with nearly 98% of the votes cast in favor of the proposal regarding the Company’s executive compensation program. We believe this vote indicates support by our shareholders of our executive compensation programs and amounts.

Objectives of the Company’s Fiscal Year 2021 Compensation Program

The Company’s executive compensation program was structured to achieve the following objectives:

•	attract, retain and motivate highly qualified, motivated and talented executives to enable the Company to deliver superior results and growth;
•

create an incentive to increase shareholder returns by establishing a direct and substantial link between individual compensation and certain financial measures of the Company that we believe have a direct effect on shareholder value; and

•

create substantial and competitive long-term compensation opportunities for individual executive officers based not only on long-term, corporate performance but also on sustained, long-term individual performance.

Independent Compensation Consultant

Pursuant to the authority granted to it in its Charter, the Compensation Committee engaged Pearl Meyer Partners, LLC (“Pearl Meyer”) as an independent compensation consultant to provide advice related to the Company’s executive compensation programs.

None of the Company’s management participated in the Compensation Committee’s decision to retain Pearl Meyer. Pearl Meyer reported directly to the Compensation Committee. The Compensation Committee may replace Pearl Meyer or hire additional consultants at any time. Pearl Meyer attends meetings of the Compensation Committee, as requested, and communicates with the Compensation Committee Chair. However, the Compensation Committee ultimately has sole responsibility to make suggestions and recommendations to the Board related to potential compensation for the Company’s executive officers.

The Compensation Committee regularly reviews the services provided by its outside consultants and believes that Pearl Meyer is independent in providing executive compensation consulting services. The Compensation Committee conducted a review of its relationship with Pearl Meyer in October 2020 and determined that Pearl Meyer’s work for the Compensation Committee had not raised any conflicts of interest consistent with the guidance provided by the SEC and Nasdaq.

In making this determination, the Compensation Committee noted that during fiscal year 2021:

•

Pearl Meyer did not provide any services to the Company, or its management, other than services to the Compensation Committee. Pearl Meyer’s services were limited to executive and Board compensation consulting. Specifically, Pearl Meyer does not provide to the Company, directly or indirectly through affiliates, any non-executive compensation services, including, but not limited to, pension consulting or human resource outsourcing;

•	Fees from the Company were less than 1% of Pearl Meyer’s total revenue;
•	Pearl Meyer maintains a Conflicts Policy containing specific policies and procedures designed to ensure independence;
•	None of the Pearl Meyer consultants on the Company’s matters had any business or personal relationship with Compensation Committee members;
•	None of the Pearl Meyer consultants on the Company matters, or Pearl Meyer, had any business or personal relationship with executive officers of the Company; and
•	None of the Pearl Meyer consultants on the Company matters directly own Company stock.

2021 Proxy Statement	24

Compensation Discussion and Analysis

The Compensation Committee continues to monitor the independence of its compensation consultant on a periodic basis.

Role of Management in Establishing and Awarding Compensation

The Compensation Committee annually reviews and approves the base salary levels and incentive opportunity levels for all NEOs. Regarding other compensation matters, including non-NEO executive compensation, management provides recommendations to the Compensation Committee; however, the Compensation Committee does not delegate any of its responsibilities to others in setting compensation for the executive officers. The CEO, with the assistance of the Chief Human Resources Officer, makes recommendations concerning the Company’s performance objectives upon which short term incentive compensation is based. Additionally, the CEO annually reviews the performance of the other executive officers and presents his conclusions and recommendations as to salary adjustments and annual equity awards to the Compensation Committee for its consideration. The Compensation Committee exercises its discretion in determining any adjustments or awards to the Company’s officers, including the Named Executive Officers. The Compensation Committee does not receive any recommendations from the CEO regarding his own compensation.

Benchmarking Methodology

Market pay levels are one of many elements used by the Company to maintain competitive pay opportunities for our executive officers. For the design of the Company’s fiscal year 2021 executive and non-employee Director compensation programs, Pearl Meyer recommended and the Compensation Committee approved a peer group of 18 national companies in the building products and homebuilding industry. The peer group companies that were used for executive compensation benchmarking and performance benchmarking in fiscal year 2021 are set forth below. We believe that this peer group provides an appropriate benchmark comparison for Cavco.

American Woodmark Corporation

Armstrong World Industries, Inc.

Beazer Homes USA, Inc.

Century Communities, Inc.

Ethan Allen Interiors, Inc.

Green Brick Partners, Inc.

Gibraltar Industries, Inc.

Hooker Furniture Corporation

Installed Building Products, Inc.

LGI Homes, Inc.

M.D.C. Holdings, Inc.

The New Home Company Inc.

Quanex Building Products Corp.

Simpson Manufacturing Co. Inc.

Skyline Champion Corp.

Trex Company, Inc.

TRI Pointe Group Inc.

WillScot Mobile Mini Holdings Corp.*

*Mobile Mini merged with WillScot on July 1, 2020

This peer group data provided by Main Data Group (“MDG”) and proprietary survey data provided by Pearl Meyer were used to identify compensation design changes to the Company’s fiscal year 2021 program. The data MDG provided included compensation benchmarking and corporate governance analytics. All data and analytics were regularly updated and information was gathered using the peer group’s public SEC filings. Analysis was conducted by employment position title.

MDG’s incentive statistics project a “target” payout. From this statistical data, a comp-a-ratio is calculated which compares the compensation of Cavco’s executives to the compensation companies in the peer group pay their executives. The comp-a-ratio reflects the comparison of Cavco’s executive compensation versus the median executive compensation for the peer group. The comp-a-ratio comparison includes base compensation, STIP, long-term incentives and total direct compensation (“TDI”).

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Compensation Discussion and Analysis

Components of Executive Compensation

Base Salary

The purpose of the base salary is to provide a fixed amount of cash compensation that is not variable and is generally competitive with market practices. Consistent with our pay-for-performance objective, the base salary for each of our NEOs is designed to account for only a portion of their overall total target compensation. We believe the NEO base salaries are appropriate based on the officers’ roles, responsibilities, experience and contributions to the Company, as well as compared to market data. For fiscal years 2020 and 2021, the annual base salaries for each of our NEOs were as follows:

Name	2020 Annual Base Salary	2021 Annual Base Salary	Percentage Increase
William C. Boor	$825,000	$825,000	0%
Daniel L. Urness (1)	$425,000	$405,385	0%
Matthew A. Niño (2)	NA	$200,000	NA
Lyle D. Zeller (2)	NA	$268,269	NA
Mickey R. Dragash	$325,000	$325,000	0%
Paul W. Bigbee (3)	NA	$200,000	NA
(1)	Mr. Urness’ employment ended on February 19, 2021.
(2)	Messrs. Niño and Zeller were not NEOs in fiscal year 2020.
(3)	Mr. Bigbee joined the Company on June 16, 2020.

Annual Short-Term Incentive Cash Compensation

The second component of executive officer compensation is annual cash incentive bonuses based on performance. Messrs. Boor, Urness, Niño, Dragash and Bigbee were each granted an opportunity to earn a performance-based cash bonus under the corporate STIP program. For fiscal year 2021, the individual awards are expressed as a percentage of each executive’s base salary. For Messrs. Boor, Dragash, Urness, Niño and Bigbee, a component of their awards are based upon corporate and/or personal performance measures. For Mr. Dragash, 30% of his award is based upon individual performance objectives as mutually agreed upon between him and the President and CEO.

The threshold, target and maximum corporate STIP payouts expressed as a percentage of base salary for each individual were as follows:

Name	Threshold	Target	Maximum
William C. Boor	50%	100%	200%
Daniel L. Urness	60%	75%	150%
Matthew A. Niño	25%	50%	75%
Mickey R. Dragash	60%	100%	120%
Paul W. Bigbee	25%	50%	75%

Mr. Zeller is not included in the corporate STIP program described above. Mr. Zeller’s STIP program is at the discretion of the President and CEO of the Company and he is eligible to receive 5% of pre-tax income for the financial operation he oversees.

2021 Proxy Statement	26

Compensation Discussion and Analysis

In light of the COVID-19 pandemic and the associated economic uncertainty, the Company determined that a reasonable financial forecast to base the corporate STIP on could not be completed at the beginning of the fiscal year. As such, it was determined that the fiscal year 2021 corporate STIP would be broken into two components, with 50% being incentive-based on actual adjusted pre-tax income for the first half of the 2021 fiscal year and 50% being incentive-based on metrics related to our financial forecast for the second half of the fiscal year.

For the first half of fiscal year 2021, Messrs. Boor, Urness, Niño, Dragash and Bigbee were entitled to receive and received 1.31%, 0.51%, 0.07%, 0.25% and 0.07%, respectively, of first half fiscal year 2021 adjusted pre-tax income of $42.1 million. These percentages were based on the actual short-term incentive compensation payout of adjusted pre-tax income for the comparable officer positions for fiscal year 2020. Adjustments to reported pre-tax income are approved by the Compensation Committee and include such items as unrealized gains and losses on marketable equity investments.

For second half of fiscal year 2021, the performance criteria was based on the financial forecast approved by the Committee, as follows: (1) 90% based on second half fiscal year 2021 adjusted factory-built housing segment pre-tax profit; and (2) 10% based on second half fiscal year 2021 adjusted financial services segment pre-tax profit. Factory-built housing segment target pre-tax profit was based on the forecasted pre-tax profit, with threshold attainment being at 90% of that figure and stretch attainment being 110% of that figure. In the financial services segment, target pre-tax profit was based on the forecasted pre-tax profit, with threshold attainment being at 70% of that figure and stretch attainment being 130% of that figure.

A graphical depiction of the second half fiscal year 2021 corporate STIP program and actual results is set forth below:

90% of factory-built housing – Earnings driven corporate STIP	10% of financial services – Earnings driven corporate STIP

2H FY21 Income before income taxes (in $ millions)
15
10
5
0
7.7
11
14.3
11.5
Threshhold
Target
Stretch
STIP Value
Achieved 2H FY21 results, after adjustments

For the full fiscal year 2021, Messrs. Boor, Niño, Zeller, Dragash and Bigbee received STIP payouts, including the first half pre-tax income-based awards, of $1,341,517, $766,286, $570,423, $312,917 and $101,777, respectively. Messrs. Niño, Dragash and Bigbee’s STIP payout includes $50,000, $73,125 and $50,000, respectively, for the achievement of individual performance objectives. As Mr. Urness’ employment terminated on February 19, 2021, his STIP was calculated based on terms per his Separation Agreement, which resulted in a payment of $387,531. These payments are reflected in the Non-Equity incentive column in the Summary Compensation Table.

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Compensation Discussion and Analysis

Long-Term Equity Compensation

The third component of executive officer compensation is long-term equity compensation. The Company’s fiscal year 2021 long-term equity incentive program consisted of (1) Time-based Non-Qualified Stock Options; and (2) Performance Restricted Stock Units (“PRSUs”). The performance element of the PRSU focuses on value creation, growth, and operational improvement, with each measure receiving an equal allocation and measured individually on threshold, target and maximum levels. Value creation is measured by total shareholder return relative to industry comparables. Growth is defined as the market share improvement when compared to the manufactured housing industry. Operational improvement is based upon improvement in the number of units produced per employee. Shares under the PRSU awards will be measured and issued at the end of a three year period.

On May 20, 2020, Messrs. Boor, Urness, Niño and Dragash were granted the equity awards set forth in the following table under the Cavco Industries, Inc. 2005 Stock Incentive Plan. The awards made to Messrs. Boor and Dragash were consistent with the terms of their employment agreements. Options are subject to a time-based vesting schedule such that 33% of the shares vest on the first anniversary of the grant date, 33% on the second anniversary of the grant date, and 34% on the third anniversary of the grant date.

Name	Options (#)	PRSU (#) at Target
William C. Boor	10,800	4,200
Daniel L. Urness	—	1,350
Matthew A. Niño	800	300
Mickey R. Dragash	1,900	750

On July 28, 2020, the Company granted Messrs. Zeller and Bigbee non-qualified options to purchase 2,000 and 350 shares of common stock, respectively. Such shares are subject to a time-based vesting schedule such that 25% of the shares vest on each anniversary of the grant date. The Company also granted Mr. Bigbee 150 PRSUs at target, vesting on the same three year period described above.

Perquisites and Other Compensation

Cavco does not offer significant perquisites to its NEOs. The NEOs may participate in the Company’s 401(k) plan and other health and welfare programs that are available to all other full-time employees.

Employment Agreements in Effect for 2021

The Company entered into Employment Agreements with Messrs. Boor, Urness and Dragash effective as of April 15, 2019. Following is a description of the key provisions of these Employment Agreements. During fiscal 2021, the Company did not have written or oral employment, severance or change in control agreements with Messrs. Niño, Zeller or Bigbee.

2021 Proxy Statement	28

Compensation Discussion and Analysis

William C. Boor’s Employment Agreement

Mr. Boor’s employment agreement provides for: (a) a base annual salary of $825,000 per year, subject to periodic review and adjustment by the Compensation Committee; (b) an annual award of time-based stock options, pursuant to the Company's 2005 Stock Incentive Plan, that vest 33% on the first anniversary of the grant date, 33% on the second anniversary of the grant date, and 34% on the third anniversary of the grant date; (c) an annual award of PRSUs, with each award providing for: (i) a three-year performance period with targets set by the Compensation Committee of the Board; (ii) performance-based vesting at a level of 50% for "threshold" performance, 100% for "target" performance, and 200% for "stretch" performance based on total shareholder return, growth and efficiency metrics as compared to Cavco’s Investor Peer Group and favorable value creation relative to industry metrics as reported by the Manufactured Housing Institute; (d) and an opportunity for annual cash bonus for achieving performance goals established by the Compensation Committee of "threshold," "target," or "stretch", which will result in a cash bonus equal to 50%, 100%, or 200% of the target amount, respectively. The stock option award pursuant to the employment agreement for fiscal year 2021 had a grant date award value of approximately $700,000. The annual performance-based restricted share award for fiscal year 2021 had a grant date award value of approximately $700,000. The annual cash bonus target for fiscal year 2021 was $825,000.

The employment agreement for Mr. Boor also includes provisions for certain payments to be made upon his termination under certain circumstances, including during the twelve month period following a change of control event. If Mr. Boor is terminated without cause, or if he terminates the agreement for good reason, he will receive: (a) a severance payment equal to his then current base salary, plus the average bonuses paid to him over the previous three (3) calendar years multiplied by (i) two (2) if termination occurs prior to the second anniversary of employment, (ii) one point five (1.5) if termination occurs prior to the sixth anniversary of employment, or (iii) one (1) if termination occurs after the sixth anniversary of employment; (b) accelerated vesting of his options awarded under the employment agreement; provided, however, that if termination occurred prior to two (2) years after the effective date of his employment agreement, 100% of such options shall vest and if termination occurred more than two (2) years after the effective date of his employment agreement, but prior to six (6) years after the effective date of his employment agreement, 50% of such options shall vest; (c) prorated performance-based share awards based on actual performance; and (d) COBRA coverage for up to twelve (12) months following termination. In the event Mr. Boor is terminated due to death or disability, all of his unvested stock options awarded to him under his employment agreement would vest immediately and his performance-based share awards would be prorated based on actual performance. Should Mr. Boor be terminated without cause during the twelve month period following a change in control event, he will receive: (a) a severance payment equal to the sum of: (i) three (3) times his then current base salary plus (ii) three (3) times the average bonuses paid to him over the previous three (3) calendar years; (b) all of his unvested stock options awarded to him under his employment agreement would vest immediately; (c) his performance-based share awards would vest as if he reached a "target" level of performance; and (d) COBRA coverage for up to twelve (12) months following termination. The employment agreement also includes customary provisions regarding confidentiality of information, non-disparagement, non-competition, and non-solicitation.

Daniel L. Urness’ Employment Agreement

Mr. Urness’ employment agreement provided for: (a) a base annual salary of $425,000 per year, subject to periodic review and adjustment by the Compensation Committee; (b) an annual award of time-based stock options, pursuant to the Company's 2005 Stock Incentive Plan, that vest 33% on the first anniversary of the grant date, 33% on the second anniversary of the grant date and 34% on the third anniversary of the grant date; (c) an annual award of PRSUs, with each award providing for: (i) a three-year performance period with targets established by the Compensation Committee of the Board; (ii) performance-based vesting at a level of 60% for "threshold" performance, 100% for "target" performance, and 150% for "stretch" performance; (d) and an opportunity for annual cash bonus for achieving performance goals established by the Compensation Committee of "threshold," "target," or "stretch" that will result in a cash bonus equal to 60%, 75%, or 150% of base salary, respectively. The annual performance-based restricted share award for 2021 will have an award value of approximately $225,000. The annual cash bonus target for fiscal year end 2021 was $318,750.

29	www.cavco.com

Compensation Discussion and Analysis

Daniel L. Urness’ Separation Agreement

Mr. Urness’ employment with the Company terminated effective February 19, 2021 (“Separation Date”), by mutual agreement. The Company and Mr. Urness entered into a Separation Agreement documenting his receipt of benefits provided pursuant to the termination provisions of his employment agreement. These benefits include certain cash payments, accelerated vesting of a portion of his outstanding stock options, and a pro-rata portion of his PRSUs, subject to the achievement of established performance goals. Mr. Urness is entitled to payment of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) premium required for himself and his dependents under the Company's group medical and dental plans for a period of up to twelve months following the date of termination.

In exchange for these benefits, Mr. Urness agreed to a release of claims and to cooperate with the Company with respect to matters relate to his period of employment. Additionally, Mr. Urness agreed to the cancellation of 5,500 stock options previously granted to him under his Employment Agreement. Various restrictive covenants, including non-solicitation of employees and noncompetition set forth in his employment agreement survive for a period of twelve months from the date of separation. The following table shows the estimated amounts that Mr. Urness is eligible to receive in connection with his separation:

Description	Amount ($)
Severance Payment
-Current base salary	425,000
-3 year Average Bonus	387,531
COBRA Premium	20,838
Accelerated Stock Option Vesting (1)	494,290
Prorated PRSUs (2)	317,213
Total	$1,644,872

(1)	This amount represents the incremental value of 6,908 accelerated options based upon the closing price of our common stock of $216.38 on the Separation Date.
(2)	This amount represents the value of the acceleration of 1,466 PRSUs at assumed target payout based upon the closing price of our common stock of $216.38 on the Separation Date.

Mickey R. Dragash’s Employment Agreement

Mr. Dragash’s employment agreement provides for: (a) a base annual salary of $325,000 per year, subject to periodic review and adjustment by the Compensation Committee; (b) an annual award of time-based stock options, pursuant to the Company's 2005 Stock Incentive Plan, equal to 37.5% of his base salary that vest 33% on the first anniversary of the grant date, 33% on the second anniversary of the grant date and 34% on the third anniversary of the grant date; (c) an annual award of performance-based restricted shares having an award value equal to approximately 37.5% of his base salary, with each award providing for: (i) a three-year performance period with performance targets established by the Compensation Committee; (ii) performance-based vesting at a level of 60% for "threshold" performance, 100% for "target" performance, and 120% for "stretch" performance; and (d) an opportunity for annual cash bonus for achieving performance goals established by the Compensation Committee of "threshold," "target," or "stretch", which will result in a cash bonus equal to 60%, 100%, or 120% of the target amount, respectively.

The employment agreement for Mr. Dragash also includes provisions for certain payments to be made upon his termination under certain circumstances, including during the twelve month period following a change of control. If Mr. Dragash is terminated without cause or if he terminates the agreement for good reason, he will receive: (a) a severance payment equal to his then current base salary, plus the average bonuses paid to him over the previous three (3) calendar years; (b) accelerated vesting of his options awarded under the Employment Agreement; provided, however, that if termination occurs on or after the first anniversary of the effective date of his Employment Agreement, but prior to six (6) years after the effective date of his Employment Agreement, 50% of such options shall vest; (c) prorated performance-based share awards based on actual performance; and (d) COBRA coverage for up to twelve (12) months following termination. In the event Mr. Dragash is terminated due to death or disability, all of his unvested stock options awarded to him under his Employment Agreement would vest immediately and his

2021 Proxy Statement	30

Compensation Discussion and Analysis

performance-based share awards would be prorated based on actual performance. In the event Mr. Dragash is terminated without cause during the twelve month period following a change in control event, Mr. Dragash will receive: (a) a severance payment equal to the sum of: (i) 150% his then current base salary plus (ii) 150% of the average bonuses paid to him over the previous three (3) calendar years; (b) all of his unvested stock options awarded to him under his Employment Agreement would vest immediately; (c) his performance-based share awards would vest as if he reached a "target" level of performance; and (d) COBRA coverage for up to twelve (12) months following termination. The Employment Agreement also includes customary provisions regarding confidentiality of information, non-disparagement, non-competition, and non-solicitation.

CEO Pay Ratio Disclosure

In accordance with Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the ratio of the annual total compensation of our CEO to the annual total compensation of our median employee. In determining the median compensated employee, SEC rules allow companies to adopt a variety of methodologies, apply certain exclusions, and make reasonable estimates and assumptions reflecting their unique employee populations. Therefore, our reported pay ratio may not be comparable to that reported by other companies due to differences in industry, business models and scale, as well as the different estimates, assumptions, and methodologies applied by other companies in calculating their respective pay ratios.

We identified our median employee by preparing a listing of all 4,644 individuals (excluding our CEO) who were employed by us on December 31, 2020, and examining the 2020 total compensation paid to each such individual as reflected in our payroll records as reported to the Internal Revenue Services on Form W-2 for 2020. We included all employees (other than our CEO), whether employed on a full-time, part-time, seasonal or temporary basis. We annualized the compensation for any employees that were not employed by us for all of 2020. From that listing, we identified a small sample of 22 employees, consisting of the median employee and 21 other employees whose gross pay was very close to the median employee’s gross pay (“Median Group”). We then calculated annual total compensation for such employees using the same methodology we use to calculate NEO compensation for the summary compensation table, taking into account employer-paid costs for health benefits, and selected the median employee from the Median Group.

The fiscal year 2021 annual total compensation of our CEO was $3,606,222, the fiscal year 2021 annual total compensation of our median employee was $44,073, and the ratio of these amounts is 82:1.

Compensation Policies and Practices as They Relate to Risk Management

The Compensation Committee has reviewed the Company’s compensation policies and practices for its employees as they relate to risk management and has determined that such policies and practices are not reasonably likely to have a material adverse effect on the Company.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and included in the Proxy Statement for the 2021 Annual Meeting of Shareholders. Based on such review and discussions with management, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and the Company’s Annual Report on Form 10-K for the year ended April 3, 2021.

Compensation Committee

Steven W. Moster, Chair

Susan L. Blount

Julia W. Sze

31	www.cavco.com

Summary Compensation Table

The table below sets forth information concerning the compensation and benefits of the Company’s NEOs during fiscal years 2021, 2020 and 2019.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(3)	Total ($)
William C. Boor	2021	825,000	—	703,920	702,216	1,341,517	33,569	3,606,222
President and CEO (4)	2020	793,269	425,000	702,276	1,095,393	1,359,067	33,872	4,408,877
Daniel L. Urness,	2021	405,385	—	226,260	—	387,531	447,690	1,466,866
Former Executive Vice President,	2020	418,462	—	228,648	872,909	525,094	7,063	2,052,176
CFO and Treasurer (5)	2019	360,828	—	—	145,300	461,484	12,071	979,683
Matthew A. Niño	2021	200,000	—	50,280	52,016	766,286	1,852	1,070,434
President, Retail (6)
Lyle D. Zeller	2021	268,269	—	—	153,460	570,423	5,854	998,006
President, CountryPlace Mortgage (7)
Mickey R. Dragash	2021	325,000	—	125,700	123,538	312,917	2,321	889,476
Executive Vice President, General Counsel, Chief	2020	325,000	—	122,490	119,577	334,955	8,545	910,567
Compliance Officer & Secretary (8)
Paul W. Bigbee	2021	155,385	100,000	27,575	26,856	101,777	4,934	416,527
Chief Accounting Officer (9)

(1)

Amounts in this column represent the aggregate grant date fair value of PRSU awards based on the closing price of the Company’s common stock on the date of grant. For Messrs. Boor, Urness, Niño, Dragash and Bigbee, the amounts in these columns represent the grant date fair value assuming performance is achieved at the target level. The grant date fair value of the restricted stock awards assuming achievement of the maximum level of performance for Messrs. Boor, Urness, Niño, Dragash and Bigbee is $1,407,840, $339,390, $75,420, $150,840 and $41,362, respectively.

(2)

Amounts in this column represent the aggregate grant date fair value computed in accordance with ASC 718. We describe the assumptions made in this valuation in Note 17 to the Consolidated Financial Statements in the 2021 Form 10-K.

(3)

For the year ended April 3, 2021, the “All Other Compensation” column includes: (i) Mr. Boor, life insurance premium of $852, 401(K) match of $1,000 and $31,717 for reimbursement of relocation expenses pursuant to his employment agreement; (ii) Mr. Urness, life insurance premium of $852, 401(K) match of $1,000, severance per his Separation Agreement of $425,000 and $20,838 for payment of COBRA premium per his Separation Agreement; (iii) Mr. Niño, life insurance premium of $852 and 401(K) match of $1,000; (iv) Mr. Zeller, life insurance premium of $852, 401(K) match of $1,000 and paid time off payout of $4,002; (v) Mr. Dragash, life insurance premium of $852, 401(K) match of $1,000 and paid time off payout of $469; (vi) Mr. Bigbee, life insurance premium of $511 and paid time off payout of $4,423.

(4)	Mr. Boor was named President and CEO, effective on April 15, 2019.
(5)	On February 19, 2021, the employment of Mr. Urness mutually concluded. Mr. Urness was President and Acting CEO during fiscal 2020 the period March 31, 2019 to April 14, 2019.
(6)	Mr. Niño was not a NEO in fiscal years 2019 or 2020.
(7)	Mr. Zeller was not a NEO in fiscal years 2019 or 2020.
(8)	Mr. Dragash joined the Company on February 6, 2019.
(9)	Mr. Bigbee joined the Company on June 16, 2020. Bonus of $100,000 includes $25,000 signing bonus and $75,000 bonus for performance as Principal Financial and Accounting Officer.

2021 Proxy Statement	32

Grants of Plan-Based Awards

The following table sets forth certain information with respect to the non-equity incentive plan compensation for the NEOs listed in the Summary Compensation Table.

	Grant	Estimated future payouts under non-equity incentive plan awards ($) (1)			Estimated future payouts under equity incentive plan awards (#) (4)			All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
Name	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	(#)	($/Sh)	($) (5)
Boor	05/20/2020	412,500	825,000	1,650,000	2,100	4,200	8,400	10,800	167.60	1,406,136
Urness	05/20/2020	255,000	318,750	637,500	1,080	1,350	2,025	—	—	550,260
Niño (2)	05/20/2020	25,000	450,000	500,000	150	300	450	800	167.60	102,296
Zeller (3)	07/28/2020	NA	450,000	NA	—	—	—	2,000	183.83	153,460
Dragash	05/20/2020	195,000	325,000	390,000	450	750	900	1,900	167.60	249,238
Bigbee	07/28/2020	50,000	100,000	150,000	75	150	225	350	183.83	54,431
(1)	For full discussion of non-equity incentive awards, see “Annual Short-Term Incentive Cash Compensation” section above.
(2)

The minimum and maximum figures presented are estimated future payouts under the Corporate STIP program as described above. In addition, Mr. Niño’s STIP program includes being eligible to receive 5% of pre-tax income for the retail operation he oversees at a $450,000 target with no threshold or maximum attainment levels.

(3)	Mr. Zeller’s STIP program has him eligible to receive a percentage of pre-tax income for the finance operations he oversees at a $450,000 target with no threshold or maximum attainment levels.
(4)	For Messrs. Boor, Urness and Dragash, Niño and Bigbee, amounts in this column represent stock awards that vest in three years, subject to performance conditions, at the target amount.
(5)

For options, amounts in this column represent the aggregate grant date fair value computed in accordance with ASC 718. For stock unit awards, amounts in this column represent value of stock price at the date of grant times shares granted. For Mr. Urness, the amount in this column includes $324,000 in incremental value for the partial vesting of outstanding stock options per his Separation Agreement.

33	www.cavco.com

Outstanding Equity Awards at Fiscal Year-End

The following table includes certain information with respect to the value of all outstanding equity awards previously awarded to the NEOs at the fiscal year ended April 3, 2021.

	OPTION AWARDS				STOCK AWARDS
Name and Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#) (8)		Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($) (9)
William C. Boor
7/9/2015	4,000	—	75.90	7/9/2022(1)
7/9/2016	4,000	—	96.82	7/9/2023(1)
7/9/2017	4,000	—	130.10	7/9/2024(2)
7/9/2018	2,000	2,000	217.60	7/9/2025(2)
4/15/2019	3,366	6,834	125.69	4/15/2026(3)
6/21/2019	4,323	8,777	158.36	6/21/2026(3)	4,300		999,363
5/20/2020	—	10,800	167.60	5/20/2027(3)	4,200		976,122
Daniel L. Urness
7/18/2018	1,100	—	217.15	7/18/2025(4)
6/21/2019	—	—	—	—	883	(5)	205,218
5/20/2020	—	—	—	—	401	(5)	93,196
Matthew A. Niño
7/13/2016	—	2,250	99.96	7/13/2023(6)
7/9/2019	375	1,125	153.94	7/9/2026(7)
5/20/2020	—	800	167.60	5/20/2027(3)	300		69,723
Lyle D. Zeller
7/10/2018	300	2,700	217.15	7/10/2025(4)
7/9/2019	500	1,500	153.94	7/9/2026(7)
7/28/2020	—	2,000	183.83	7/28/2027(7)
Mickey R. Dragash
2/6/2019	660	340	131.46	2/6/2026(3)
6/21/2019	759	1,541	158.36	6/21/2026(3)	750		174,308
5/20/2020	—	1,900	167.60	5/20/2027(3)	750		174,308
Paul W. Bigbee
7/28/2020	—	350	184	7/28/2027(7)	150		34,862

(1)	These options vested 50% on the grant date and 50% on the first anniversary of the grant date.
(2)	These options vest 25% on the first anniversary of the grant date, 25% on the second anniversary of the grant date and 50% on the third anniversary of the grant date.
(3)	These options vest 33% on the first anniversary of the grant date, 33% on the second anniversary of the grant date and 34% on the third anniversary of the grant date.
(4)	These options vest 10% on the second anniversary of the grant date and 30% on each anniversary thereafter until fully vested.
(5)	Pro-rated PRSUs, per Mr. Urness’ Separation Agreement. All other amounts were forfeited.

2021 Proxy Statement	34

Outstanding Equity Awards at Fiscal year- End

(6)	These options vest 25% on the third anniversary of the grant date and 75% on the fifth anniversary of the grant date.
(7)	These options vest 25% on the first anniversary of the grant date and 25% on each anniversary thereafter until fully vested.
(8)	These stock awards vest at the end of three years, subject to performance conditions. Stock awards are shown in the table above at the target amount.
(9)	Market value amounts represent the product of the closing price of our common stock on April 3, 2021 of $232.41 per share, multiplied by the number of unvested shares.

35	www.cavco.com

Option Exercises and Stock Vested

The following table includes certain information with respect to the options exercised by the executive officers named above during the fiscal year ended April 3, 2021.

	OPTION AWARDS
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
Daniel L. Urness	29,592	3,330,659
William C. Boor	4,000	579,600
(1)	The value realized for the option awards is the difference between the market price of the underlying security at exercise and the exercise or base price of the option.

Potential Payments upon Termination or Change of Control

The following table describes and quantifies the potential payments that we would provide to our NEOs in connection with termination of employment for good reason, cause, and/or change in control. For Mr. Urness, his employment concluded on February 19, 2021, as discussed further above. The amount in the table below represents actual payments made and the value of acceleration of vesting for certain equity awards per his Separation Agreement. For Messrs. Boor and Dragash, in determining amounts payable, we have assumed that the termination of employment and/or change in control occurred on April 3, 2021. The amounts that would actually be paid to Messrs. Boor and Dragash upon a termination of employment would depend on the circumstances and timing of termination or change in control.

The terms “Good Reason”, “Cause” and “Change of Control” are defined in the executives’ employment agreements. All severance payments under the employment agreements are conditioned upon the delivery and non-revocation of a customary release by the executive in favor of the Company. Each of the employment agreements include customary provisions concerning the timing, limitation and alteration of payments to comply with Section 409A of the Internal Revenue Code.

Consistent with the SEC’s rules and regulations concerning executive compensation disclosure, the potential value of Messrs. Boor and Dragash’s benefits assumes that the termination occurred on April 3, 2021, and with a closing stock price of $232.41 per share on the last business day of fiscal year 2021. The value of the acceleration of stock vestings was computed based on the closing price of our stock on the last day of fiscal year 2021 for each equity award affected. Total termination benefits represent payments for severance, non-compete and non-disclosure covenants. The potential values set forth below for Messrs. Boor and Dragash do not include the value of COBRA premiums for medical and dental benefits.

Executive Officer	Voluntary Termination by Executive Without Good Reason ($)	Voluntary Termination by Executive With Good Reason ($)	Termination by Company Without Cause ($)	Termination by Company With Cause ($)	Death or Disability ($)	Change in Control ($)
William C. Boor	—	6,364,884	6,364,884	—	3,100,445	10,578,459
Daniel L. Urness	—	—	1,690,641	—	—	—
Matthew A. Niño	—	—	—	—	—	—
Lyle D. Zeller	—	—	—	—	—	—
Mickey R. Dragash	—	1,270,466	1,270,466	—	445,881	1,581,092
Paul W. Bigbee	—	—	—	—	—	—

2021 Proxy Statement	36

AUDIT FEES

The following table represents the aggregate fees billed to Cavco for professional services provided by RSM US LLP (“RSM”) in the last two fiscal years.

	Fiscal 2021 ($)	Fiscal 2020 ($)
Audit Fees	1,315,496	1,407,935
Audit-Related Fees	-	-
Tax Fees	325,737	360,236
All Other Fees	-	12,701
Total	1,641,233	1,780,872

The Audit Committee has adopted policies and procedures pre-approving all audit and permissible non-audit services performed by RSM. These policies and procedures require that the Company may not engage RSM to render audit or non-audit services unless the Audit Committee specifically approves the service in advance or the engagement is entered into pursuant to pre-approval. In determining whether or not to pre-approve services, the Audit Committee determines whether the service is a permissible service under the SEC’s rules and, if permissible, the potential effect of such services on the independence of RSM. The Audit Committee may also authorize any member to approve any audit or non-audit related services that RSM may provide. Any approval of services by an Audit Committee member pursuant to this delegated authority is to be reported at the next meeting of the Audit Committee. All of the audit fees, tax fees and all other fees resulting from services provided by RSM as set forth in the table above were pre-approved by the Audit Committee in accordance with the foregoing procedures.

As used in the above table:

•

“Audit Fees” are the aggregate fees billed for each of the last two (2) fiscal years for professional services rendered by the principal accountant for the audit of Consolidated Financial Statements included in the Company’s Form 10-K, internal controls and review of Consolidated Financial Statements included in the Company’s Form 10-Q quarterly reports or services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements.

•	“Tax Fees” are the aggregate fees billed for each of the last two (2) fiscal years for professional services rendered by the principal accountant for tax compliance, tax advice and tax planning.
•	“All Other Fees” are for all other services not captured in the audit or tax categories and for fiscal year 2020 were for time spent in their assistance with a routine regulatory review.

All work performed during the fiscal year 2020 and 2021 audits was completed by full-time employees of RSM.

37	www.cavco.com

Audit Fees

Report of the Audit Committee

In accordance with its written charter, the primary function of the Audit Committee is to assist the Board in fulfilling its responsibility for oversight of: (i) the quality and integrity of Cavco’s accounting, auditing and financial reporting practices and processes; (ii) the financial information to be provided to the shareholders of Cavco; (iii) the systems of disclosure controls and procedures and internal control over financial reporting established by management; (iv) compliance with the Company’s Code of Conduct; (v) the independent auditors’ qualifications and independence; (vi) the performance of the Company’s independent auditors; and (vii) the internal audit process.

Management is responsible for the Company’s financial reporting process including the system of internal controls along with the preparation of financial statements in accordance with generally accepted accounting principles. The independent auditors are engaged to audit and report on the consolidated financial statements of the Company and its subsidiaries and the effectiveness of the Company’s internal control over financial reporting. The Audit Committee’s responsibility is to monitor these processes.

In discharging its duties, the Audit Committee has: (i) reviewed and discussed with management the Company’s audited Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended April 3, 2021; (ii) discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC; (iii) received and reviewed the written disclosures along with the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence; (iv) discussed with the independent registered public accounting firm such independent registered public accounting firm’s independence; and (v) discussed with management critical accounting policies and the processes and controls related to the President and Chief Executive Officer’s and the Chief Financial Officer’s financial reporting certifications required by the SEC and the Sarbanes-Oxley Act of 2002 to accompany the Company’s periodic filings with the SEC. Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the Consolidated Financial Statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended April 3, 2021.

Audit Committee

Richard A. Kerley, Chair

David A. Greenblatt

Julia W. Sze

2021 Proxy Statement	38

PROPOSAL NO. 3: Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee has appointed RSM as the Company’s independent registered public accounting firm for fiscal year 2022.

If the shareholders do not ratify the appointment, the Audit Committee will reconsider the retention of RSM but may still engage RSM. Even if the appointment is ratified, the Audit Committee in its sole discretion may change the appointment at any time during the year if it determines that such a change would be in the best interests of Cavco and its shareholders.

We have been advised that a representative of RSM will attend the Annual Meeting. Such representative will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

Recommendation of the Board

The Board unanimously recommends a vote “FOR” the ratification of the appointment of RSM US LLP as the Company’s independent registered public accounting firm for fiscal year 2022.

39	www.cavco.com

About the Meeting: Frequently Asked Questions

Q.	Why Did I Receive These Proxy Materials?
A.

You received these proxy materials because you were a shareholder of Cavco stock as of June 7, 2021, the record date fixed by the Board. Therefore, you are entitled to receive notice of the Annual Meeting and to vote on matters presented at the Annual Meeting that will be held on August 5, 2021.

Q.	Why Did I Receive a Notice Instead of a Full Set of Proxy Materials?
A.

The SEC allows Cavco to make these proxy materials, including this Proxy Statement and the Company’s Annual Report to Shareholders, which includes the Annual Report on Form 10-K, available electronically via the internet at www.proxyvote.com. On or about June 23, 2021, Cavco mailed you a Notice containing instructions for accessing this Proxy Statement and our Annual Report for voting over the internet. If you received the Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you request them. If you would like a printed copy of Cavco’s proxy materials, please follow the instructions for requesting printed materials in the Notice.

Q.	Who Can Vote?
A.

Record shareholders of common stock, par value $0.01 per share, of Cavco at the close of business on June 7, 2021. On that date, the outstanding capital stock of Cavco entitled to vote at the annual meeting consisted of 9,176,820 shares of common stock. Each shareholder will be entitled to one vote per share on the election of Directors and each other matter that is described above or that may be properly brought before the meeting. Shares that may be voted include shares that are held: (1) directly by the shareholder of record; or (2) beneficially through a broker, bank or other nominee.

Q.	What is the Difference between Holding Shares as a “Registered Owner” or a “Beneficial Owner”?
A.

Most of Cavco’s shareholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between registered shares and those owned beneficially:

Registered Owners — If your shares are registered directly in your name with our transfer agent, Computershare, you are the shareholder of record with respect to those shares. As the shareholder of record, you have the right to grant your voting proxy directly to the Company or to vote in person at the annual meeting.

Beneficial Owners — If your shares are held in a brokerage account, bank or by another nominee, you are with respect to those shares the “beneficial owner” of shares held in street name. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote those shares at the annual meeting. However, since you are not a shareholder of record, you may not vote these shares in person at the annual meeting unless you obtain a “legal proxy” from your broker, bank or other nominee (who is the shareholder of record) giving you the right to vote the shares.

2021 Proxy Statement	40

About The Meeting

Q.What is a “Broker Non-Vote”?

A.

Generally, a broker non-vote occurs when a broker, bank or other nominee that holds shares in street name for a customer is precluded from exercising voting discretion on a particular proposal because the: (i) beneficial owner has not provided instructions on how to vote; and (ii) such broker, bank or other nominee lacks discretionary voting power to vote on such issues. Accordingly, a broker, bank or other nominee does not have discretionary voting power with respect to the approval of “non-routine” matters absent specific voting instructions from the beneficial owners of such shares.

Q.	What Constitutes a Quorum for the Annual Meeting?
A.

The holders of a majority of shares entitled to vote on June 7, 2021, represented in person or by proxy, constitutes a quorum for the transaction of business at the Annual Meeting. Cavco will count abstentions and broker non-votes as present for the purpose of determining the presence or absence of a quorum.

In the event the requisite votes for approval of the matters to be considered at the annual meeting are not received prior to the annual meeting date, the Company may postpone or adjourn the annual meeting in order to solicit additional votes. The form of proxy being solicited by this proxy statement provides the authority for the proxy holders, in their discretion, to vote the shareholders’ shares with respect to a postponement or adjournment of the annual meeting. At any postponed or adjourned meeting, proxies received pursuant to this proxy statement will be voted in the same manner described in this proxy statement with respect to the original meeting.

Q.	What Items will be Voted on at the Annual Meeting and What is the Required Vote to Approve Each Item?
A.

Proposal No. 1 (Election of Directors): In order to be elected as a Director, a nominee must receive an affirmative vote of the majority of votes cast with respect to that Director nominee’s election, which means the number of votes cast “FOR” a Director nominee’s election must exceed the number of votes cast “AGAINST” that Director nominee’s election. Abstentions and broker non-votes are not treated as votes cast and will have no effect on Proposal No. 1.

Proposal No. 2 (Advisory Vote on the Compensation of the Named Executive Officers): The affirmative vote of the holders of a majority of the shares entitled to vote and represented by person or by proxy at the Annual Meeting is required for approval. Abstentions will have the effect of a vote against Proposal No. 2. Broker non-votes will not be treated as entitled to vote on the proposal and will have no effect on Proposal No. 2.

Proposal No. 3 (Ratification of Appointment of Independent Registered Public Accounting Firm): An affirmative vote of the majority of votes cast is required to approve Proposal No. 3. Abstentions are not treated as votes cast and will have no effect on Proposal No. 3.

Q.	Will there be other items to be voted on at the Annual Meeting?
A.

Cavco is not aware of any other matters that may come before the Board at the Annual Meeting. If any other matters are properly presented at the Annual Meeting, your proxy authorizes the individuals named as proxies to vote, or otherwise act, in accordance with their discretion.

Q.	How will Proxies be voted at the Annual Meeting?
A.

If you are a registered owner, your shares represented by valid proxies received by telephone, via the Internet or by mail will be voted at the annual meeting in accordance with the directions given. If no specific choice is indicated, the shares represented by all valid proxies received will be voted: (i) FOR the election of the two (2) nominees for Director named in the proxy; (ii) FOR approval of the

41	www.cavco.com

About The Meeting

advisory vote on the compensation of our named executive officers; and (iii) FOR the ratification of the appointment of RSM as the Company’s independent registered public accounting firm for fiscal year 2022.

If you hold your shares in “street name”, the record holder does not have discretionary voting power with respect to non-routine matters absent specific voting instructions from you. Other than the proposal to ratify the appointment of RSM, all of the proposals at this year’s annual meeting are considered non-routine matters. Therefore, your shares will not be voted without your specific instructions on those non-routine matters, resulting in a broker non-vote. If you provide voting instructions to the record holder of your shares, the record holder will vote in accordance with the instructions given. The record holder of your shares will, however, continue to have the ability to vote your shares in its discretion on the ratification of Proposal No. 3 (Ratification of Appointment of Independent Registered Public Accounting Firm) if you do not otherwise provide voting instructions.

Q.	How do I Cast a Vote?
A.

Shareholders can vote their shares of common stock at the annual meeting by: (1) telephone; (2) via the Internet; (3) completing, signing, dating and returning the proxy or voting instruction card in the enclosed envelope; or (4) in person at the Annual Meeting.

Q.	Can I Change my Mind after I vote?
A.	You have the unconditional right to revoke your proxy at any time prior to tabulation. To revoke your proxy, you must:
•

Submit written notice of revocation to Cavco’s Corporate Secretary: Mickey R. Dragash, General Counsel & Secretary, Cavco Industries, Inc., 3636 North Central Avenue, Suite 1200, Phoenix, Arizona 85012;

•	Mail a new proxy card dated after the date of the proxy you wish to revoke to Cavco’s Corporate Secretary at the address listed above;
•	Submit a later-dated proxy over the internet or by telephone in accordance with the instructions provided for therein; or
•	If you are a shareholder of record or you obtain a legal proxy from your broker, trustee or nominee, as applicable, you may attend the Annual Meeting and vote in-person.
•

If your proxy is not revoked, Cavco will vote your shares at the Annual Meeting in accordance with your instructions indicated on the proxy card or, if submitted over the internet or by telephone, as indicated therein.

Q.	Who Bears the Expense of the Proxy Solicitation?
A.

The Company will bear all proxy solicitation costs. In addition to solicitations by mail, Cavco’s Directors, Officers and employees, without additional remuneration, may solicit proxies by telephone, electronic transmission and personal calls or interviews.

Q.	What do I Need to do Now?
A.	You should carefully read and consider all the information contained in this Proxy Statement. It contains important information about Cavco that you should consider before voting.

2021 Proxy Statement	42

General Information

Delinquent Section 16(a) Reports

Executive officers, directors and “beneficial owners” of more than ten percent of our common stock must file initial reports of ownership and changes in ownership with the SEC under Section 16(a) of the Exchange Act. Based solely on our review of such forms filed electronically with the SEC, or representations that no forms were required, we believe that during fiscal 2021 all of our executive officers and directors complied with all filing requirements of Section 16(a) of the Exchange Act with the exception that one Form 4 for Charles E. Lott filed on July 20, 2020, reporting one transaction, was late as a result of administrative oversight and did not involve an open market transaction.

Certain Relationships and Related Transactions

Review, Approval or Ratification of Transactions with Related Persons

Cavco has established policies and other procedures regarding approval of transactions between Cavco and any employee, officer, Director, and certain of their family members and other related persons, including those required to be reported under Item 404 of Regulation S-K. These policies and procedures are generally not in writing but are evidenced by long standing principles set forth in our Code of Conduct and adhered to by our Board. As set forth in the Audit Committee Charter and to the extent required under applicable federal securities laws and related rules and regulations, and/or the Nasdaq Rules, related party transactions are to be reviewed and approved, if appropriate, by the Audit Committee. Generally speaking, the Company enters into such transactions only on terms that the Company believes are at least as favorable to the Company as those that it could obtain from an unrelated third party.

There were no reportable related person transactions in fiscal year 2021.

Code of Conduct

Cavco has a Code of Conduct that applies to Directors and all employees, including the Company’s executive officers. The Company’s Code of Conduct is designed to deter wrong-doing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
•	full, fair, accurate, timely and understandable disclosure in reports and documents that Cavco files with, or submits to, the SEC and in other public communications made by Cavco;
•	compliance with applicable governmental laws, rules and regulations;
•	the prompt internal reporting of violations of the Code of Conduct to an appropriate person or persons identified in the code of conduct; and
•	accountability for adherence to the Code of Conduct.

The text of Cavco’s Code of Conduct is posted on its Internet website at https://investor.cavco.com/general-documents.

43	www.cavco.com

General

Form 10-K

Shareholders entitled to vote at the annual meeting may obtain a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended April 3, 2021, including the Consolidated Financial Statements, required to be filed with the SEC, without charge, upon written or oral request to Cavco Industries, Inc., Attention: Mickey R. Dragash, General Counsel and Corporate Secretary, 3636 North Central Avenue, Suite 1200, Phoenix, Arizona 85012, (602) 256-6263.

Shareholder Proposals

To be considered for inclusion in next year’s proxy statement for the 2022 Annual Meeting of Shareholders, shareholder proposals, submitted in accordance with the SEC’s Rule 14a-8, must be received at the Company’s principal executive offices, addressed to the attention of the Secretary, no later than the close of business on February 23, 2022.

The Company’s Bylaws further provide that a shareholder proposal relating to the nomination of a person for election as a director at the 2021 Annual Meeting of Shareholders or a shareholder proposal that is not submitted for inclusion in the proxy statement, but that a shareholder instead wishes to present directly at the 2021 Annual Meeting of Shareholders, must be submitted in writing and received at the Company’s principal executive offices, addressed to the attention of the Secretary, no earlier than April 7, 2022 and no later than May 7, 2022. However, if the 2022 Annual Meeting of Shareholders is convened more than 30 days prior to or delayed by more than 70 days after the one-year anniversary of the 2021 Annual Meeting of Shareholders, such notice must be so received no earlier than the close of business on the 120th day prior to the date of the 2022 Annual Meeting of Shareholders and no later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company.

Please refer to the Company’s Bylaws for additional information and requirements regarding shareholder proposals and director nominations. The Company will not consider any proposal or nomination that is not timely or otherwise does not meet the Company’s Bylaws’ and the SEC’s requirements for submitting a proposal or nomination, as applicable. The Company reserves the right to reject, rule out of order or take other appropriate action with respect to any proposal or nomination that does not comply with these and any other applicable requirements.

Cavco Website

In this proxy statement, the Company states that certain information and documents are available on the Cavco website. These references are merely intended to suggest where additional information may be obtained by our shareholders, and the materials and other information presented on our website are not incorporated in and should not otherwise be considered part of this proxy statement.

Communicating with the Cavco Board

A shareholder or member of the public may communicate directly with any member of the Company’s Board by sending communication to Cavco Industries, Inc., 3636 North Central Avenue, Suite 1200, Phoenix, Arizona 85012, to the attention of the Director or Directors. The Company will forward these communications as appropriate. Communications addressed to the attention of “The Board of Directors” are forwarded to the Chairman of our Audit Committee for review and further handling.

By Order of the Board of Directors

Mickey R. Dragash

Executive Vice President, General Counsel,

Corporate Secretary & Chief Compliance Officer

2021 Proxy Statement	44

Built for your Lifestyle™

Cavco Industries, Inc.

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Cavco Industries, Inc.

3636 N Central Ave STE 1200, Phoenix, AZ 85012-1998

cavco.com

NASDAQ: CVCO

© 2021 Cavco Industries, Inc. | All Rights Reserved

Built for your Lifestyle TM  Cavco Industries, Inc. cavco.com NASDAQ: CVCO © 2021 Cavco Industries, Inc. | All Rights Reserved

CAVCO INDUSTRIES, INC. 3636 NORTH CENTRAL AVE SUITE 1200 PHOENIX, AZ 85012 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 08/04/2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 08/04/2021. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED DETACH AND RETURN THIS PORTION ONLY The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees For Against Abstain 1a. Steven G. Bunger 1b. Steven W. Moster The Board of Directors recommends you vote FOR proposals 2 and 3 For Against Abstain 2. Proposal to approve the advisory (non-binding) resolution relating to executive compensation. 3. Ratification of the appointment of RSM US LLP as the independent registered public accounting firm for fiscal 2022 NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com CAVCO INDUSTRIES, INC. Annual Meeting of Shareholders August 5, 2021 9:00 AM, MST This proxy is solicited by the Board of Directors The shareholder(s) hereby appoint(s) William C. Boor and Mickey R. Dragash, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of CAVCO INDUSTRIES, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 9:00 AM, MST on 8/5/2021, at Cavco Industries Inc. 3636 N. Central Ave., Suite 1200, Phoenix, AZ 85012, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side